EXHIBIT 10.13

DIRECTOR'S AGREEMENT

THIS AGREEMENT is dated on the 19th day of November, 2015.

BETWEEN:

PIVOT PHARMACEUTICALS INC., a corporation of the province of British Columbia with offices at 1275 West 6th Avenue, Vancouver, British Columbia, Canada V6H 1A6.

(the "Company")

AND:

WOLFGANG RENZ, having an address at AM Hochgericht 31, 79618 Rheinfelden, Germany.

(the "Director")

WHEREAS:

A. the Company carries on business as a drug development company, developing and commercializing new uses for existing prescription drugs for diseases mediated by acute and chronic inflammatory reactions, as well as developing proprietary encapsulation technology to enhance therapeutic effects of anti-inflammatory drugs in the treatment of neurodegenerative diseases. (the "Business");

B. the Director holds an M.D. degree and is a physician, researcher, and an executive with expertise in drug development and in the management of pharmaceutical companies;

C. the Company desires to appoint the Director to its board of directors (the "Board of Directors") to perform services as customarily required of corporate directors in the pharmaceuticals industry; (the "Services"); and

D. the Director has agreed to provide the Services to the Company on the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each, the parties hereto agree as follows:

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ARTICLE 1
APPOINTMENT AND AUTHORITY OF DIRECTOR

1.1 Appointment of Director. The Company, subject to the requisite prior-approval of the Board of Directors, hereby:

(a)	appoints the Director to perform the Services for the benefit of the Company as hereinafter set forth;

(b)	appoints the Director to the Board of Directors of the Company; and

(c)	authorizes the Director to exercise such powers as provided under this Agreement.

The Director accepts such appointment on the terms and conditions herein set forth.

1.2 Performance of Services. Director shall provide the Services subject to the following terms and conditions:

(a)	the Director shall report directly to the Board of Directors;

(b)	the Director shall commit such time as is reasonably necessary to discharge his or her duties as a member of the Board of Directors;

(c)

the Director shall faithfully, honestly and diligently serve the Company and cooperate with the Company and utilize professional skill and care to ensure that all services rendered hereunder, including the Services, are to the satisfaction of the Company, acting reasonably, and the Director shall provide any other services not specifically mentioned herein, but which by reason of the Director's capability the Director knows or ought to know to be necessary to ensure that the best interests of the Company are maintained; and

(d)	the Company shall report the results of the Director's duties hereunder as may be requested by the Company from time to time.

1.3 Authority of Director. The Director shall have no right or authority, express or implied, to commit or otherwise obligate the Company in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by the Company.

ARTICLE 2
DIRECTOR'S AGREEMENTS

2.1 Expense Statements. The Director may incur expenses in the name of the Company as agreed in advance in writing by the Chief Executive Officer or Chief Financial Officer of the Company, provided that such expenses relate solely to the carrying out of the Services. The Director will promptly forward all invoices for expenses incurred on behalf of and in the name of the Company and the Company agrees to pay said invoices directly on a timely basis.

2.2 Restrictions. The Director agrees to comply with all of the restrictions set forth below at all times during the Term (as defined below) and for a period of one year after the Termination Date (as defined below):

(a)	The Director will not, either directly or indirectly:

(i)	on its own behalf or on behalf of others, solicit, influence, divert, or attempt to solicit or divert any business opportunity of and from the Company;

(ii)

on its own behalf or on behalf of others, solicit, influence, divert or hire away, or attempt to solicit, divert, or hire away, any independent contractor working exclusively for the Company or any person employed by the Company or persuade or attempt to persuade any such individual to terminate his or her contract or employment with the Company; and

(iii)	impair or seek to impair any relationship that the Company has with its employees, customers, suppliers, agents or other parties with which the Company does business or has contractual relations.

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(b)	The Director confirms that the obligations in this Article 2 of this Agreement are fair and reasonable given that, among other reasons:

(i)

the fiduciary responsibilities the Director will have with the Company will expose the Director to the Confidential Information (as defined below) regarding the Company's business and plans, all of which the Director agrees not to act upon to the detriment of the Company; and

(ii)	the Director will be performing important strategic and development work for the Company;

(iii)

the Director agrees that the obligations in this Section, together with the Director's other obligations under this Agreement, are reasonably necessary for the protection of the Company's proprietary interests and that given the Director's general knowledge and experience they would not prevent the Director from being gainfully employed if the employment relationship between the Director and the Company were to end; and

(iv)

the Director also agrees that the obligations in Section are in addition to the non-disclosure obligations provided for in this Agreement and acknowledges that the Company would not have entered into this Agreement but for the protections provided to the Company by all of the aforementioned obligations.

2.3 Regulatory Compliance. The Director agrees to comply with all applicable securities legislation and regulatory policies in relation to providing the Services, including but not limited to securities laws of the United States (in particular, Regulation FD) and Canada and all laws, rules, regulations, instruments and policies of the Securities and Exchange Commission of the United States and the British Columbia Securities Commission.

2.4 Prohibition Against Insider Trading. The Director hereby acknowledges that the Director is aware, and further agrees that the Director will advise those of its directors, officers, employees and agents who may have access to Confidential Information, that securities laws of the United States and Canada prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

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ARTICLE 3
COMPANY'S AGREEMENTS

3.1 Compensation. In consideration of the Director agreeing to join the Board of Directors and enter into this Agreement and providing the Services to be rendered by the Director pursuant to this Agreement, the Company shall grant to the Director 10,000,000 options to purchase common shares in the capital stock of the Company (the "Compensation Options") with an exercise price of $0.10, immediate vesting and term of five years from date of grant. 2,000,000 of the Compensation Options shall be granted to the Director on each of the following dates: December 15, 2015, December 15, 2016, December 15, 2017, December 15, 2018 and December 15, 2019 pursuant to a stock option agreement to be entered into on each of these dates. Both the Director and the Company agree that, in the event of Director's resignation or termination with cause as a Director of the Company, the Company may cancel any Compensation Options that have not been granted.

3.2 Grant of Compensation Options. The Director acknowledges that each grant of Compensation Options is subject to applicable rules of any stock exchange or regulatory body having jurisdiction over the securities of the Company.

3.3 Information. Subject to the terms of this Agreement, including without limitation Article 5 hereof, and provided that the Director agrees that it will not disclose any material non-public information to any person or entity, the Company shall make available to the Director such information and data and shall permit the Director to have access to such documents as are reasonably necessary to enable it to perform the Services under this Agreement. The Company also agrees that it will act reasonably and promptly in reviewing materials submitted to it from time to time by the Director and inform the Director of any material inaccuracies or omissions in such materials.

ARTICLE 4
DURATION, TERMINATION AND DEFAULT

4.1 Effective Date. This Agreement shall become effective as of as of the date written above (the "Effective Date") and shall continue for a period of 24 months from the Effective Date (the "Term") or until earlier terminated pursuant to the terms of this Agreement (the "Termination Date"). This Agreement supersede all prior and contemporaneous oral and written statements and representations and contains the entire agreement between the parties with respect to the Agreement.

4.2 Termination. Without prejudicing any other rights that the Company may have hereunder or at law or in equity, the Company may terminate this Agreement immediately upon it election to do so, or if it so elects, upon delivery of written notice to the Director if:

(a)	the Director breaches any one section of Article 2 of this Agreement;

(b)

the Director breaches any other material term of this Agreement and such breach is not cured to the reasonable satisfaction of the Company within thirty (30) days after written notice describing the breach in reasonable detail is delivered to the Director;

(c)

the Company acting reasonably determines that the Director has acted, is acting or is likely to act in a manner detrimental to the Company or has violated or is likely to violate the confidentiality of any information as provided for in this Agreement;

(d)	the Director is unable or unwilling to perform the Services under this Agreement; or

(e)	the Director commits fraud, serious neglect or misconduct in the discharge of the Services.

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4.3 Termination with Notice. Either the Director or the Company may terminate this Agreement by providing at least thirty (30) days prior written notice to the other party.

4.4 Duties Upon Termination. Upon termination of this Agreement for any reason, the Director shall upon receipt of all sums due and owing under this Agreement, promptly deliver the following in accordance with the directions of the Company:

(a)	a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination; and

(b)

all documents pertaining to the Company or this Agreement, including but not limited to, all books of account, correspondence and contracts in his possession, provided that the Director shall be entitled thereafter to inspect, examine and copy all of the documents which it delivers in accordance with this provision at all reasonable times upon three (3) days' notice to the Company.

ARTICLE 5
CONFIDENTIALITY AND NON-COMPETITION

5.1 Maintenance of Confidential Information. The Director acknowledges that in the course of its appointment hereunder the Director will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to the Company or its respective affiliates, associates or customers (the "Confidential Information"). For the purposes of this Agreement, "Confidential Information" includes, without limitation, any and all Developments (as defined herein), trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable. The Director acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly, the Director covenants and agrees that during the Term and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Director, the Director will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company in each instance, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

5.2 Exceptions. The general prohibition contained in Section 5.1 of this Agreement against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

(a)	is available to the public generally in the form disclosed;

(b)	becomes part of the public domain through no fault of the Director;

(c)	is already in the lawful possession of the Director at the time of receipt of the Confidential Information; or

(d)

is compelled by applicable law to be disclosed, provided that the Director gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

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5.3 Developments. Any information, data, work product or any other thing or documentation whatsoever which the Director, either by itself or in conjunction with any third party, conceives, makes, develops, acquires or acquires knowledge of during the Director's appointment with the Company or which the Director, either by itself or in conjunction with any third party, shall conceive, make, develop, acquire or acquire knowledge of (collectively, the "Developments") during the Term or at any time thereafter during which the Director is engaged by the Company that is related to the Business shall automatically form part of the Confidential Information and shall become and remain the sole and exclusive property of the Company. Accordingly, the Director does hereby irrevocably, exclusively and absolutely assign, transfer and convey to the Company in perpetuity all worldwide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by the Director during the course of performing this Agreement, including, without limitation, the right to effect any registration in the world to protect the foregoing rights. The Company shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as the Company sees fit.

5.4 Protection of Developments. The Director does hereby agree that, both before and after the termination of this Agreement, the Director shall perform such further acts and execute and deliver such further instruments, writings, documents and assurances (including, without limitation, specific assignments and other documentation which may be required anywhere in the world to register evidence of ownership of the rights assigned pursuant hereto) as the Company shall reasonably require in order to give full effect to the true intent and purpose of the assignment made under Section 5.3 hereof. If the Company is for any reason unable, after reasonable effort, to secure execution by the Director on documents needed to effect any registration or to apply for or prosecute any right or protection relating to the Developments, the Director hereby designates and appoints the Company and its duly authorized officers and agents as the Director's agent and attorney to act for and in the Director's behalf and stead to execute and file any such document and do all other lawfully permitted acts necessary or advisable in the opinion of the Company to effect such registration or to apply for or prosecute such right or protection, with the same legal force and effect as if executed by the Director.

5.5 Reasonable Restrictions. The Director agrees that all restrictions in this Article 5 are reasonable and valid, and all defenses to the strict enforcement thereof by the Company are hereby waived by the Director.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE DIRECTOR

6.1 Documents Required from the Director. The Director shall complete, sign and return to the Company as soon as possible, on request by the Company, such additional documents, notices and undertakings as may be required by regulatory authorities or by applicable law.

6.2 Representations, Warranties and Covenants of the Director. The Director hereby represents and warrants to and covenants with the Company (which representations, warranties and covenants shall survive the end of the expiry of the Term or early termination of this Agreement) that:

(a)

the entering into of this Agreement and the transactions contemplated thereby will not result in the violation of any of the terms and provisions of any law applicable to the Director, or of any agreement, written or oral, to which the Director may be a party or by which the Director is or may be bound;

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(b)

the relationship between the Director and the Company shall be that of independent contractor, and nothing in this Agreement shall render the Director an employee, agent or partner of the Company and the Director shall not hold himself out as such.

(c)

in performing the Services pursuant to this Agreement, the Director will occupy a position of high fiduciary trust and confidence and the Director will develop and acquire wide experience and knowledge with respect to all aspects of the manner in which the Company's business is conducted. Without limiting the generality of the foregoing, the Director agrees to observe the highest standards of loyalty, good faith and avoidance of conflicts of duty and self-interest, in performing the Services.

ARTICLE 7
MISCELLANEOUS

7.1 Notices. All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address set forth above or to such other address as may be designated from time to time by such party in writing.

7.2 Independent Legal Advice. The Director acknowledges that:

(a)	this Agreement was prepared for and by the Company;

(b)	the Company has requested the Director to obtain his own independent legal advice on this Agreement prior to signing this Agreement;

(c)	the Director has been given adequate time to obtain independent legal advice;

(d)	by signing this Agreement, the Director confirms that he fully understands this Agreement; and

(e)	by signing this Agreement without first obtaining independent legal advice, the Director waives his right to obtain independent legal advice.

7.3 Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

7.4 Entire Agreement. As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the appointment of the Director by the Company are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

7.5 Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

7.6 Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

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7.7 Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

7.8 Assignment. Except as herein expressly provided, the respective rights and obligations of the Director and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon the Director and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.9 Severability. In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

7.10 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

7.11 Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

7.12 Time. Time shall be of the essence of this Agreement. In the event that any day on or before which any action is required to be taken hereunder is not a business day, then such action shall be required to be taken at or before the requisite time on the next succeeding day that is a business day. For the purposes of this Agreement, "business day" means a day which is not Saturday or Sunday or a statutory holiday in British Columbia, Canada.

7.13 Enurement. This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and the Director and the personal legal representatives of the Director.

7.14 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

7.15 Electronic Means. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the effective date of this Agreement.

7.16 Governing Law. This Agreement will be governed by and construed in accordance with the law of the province of British Columbia. The parties hereby attorn to the jurisdiction of the Courts in the province of British Columbia.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

PIVOT PHARMACEUTICALS INC.

Per:	/s/ Ahmad Doroudian
Authorized Signatory

/s/ Wolfgang Renz
Wolfgang Renz

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